UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.)

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Farmers & Merchants Bancorp
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FARMERS & MERCHANTS BANCORP
111 West Pine Street, Lodi, CA 95240-2184

April 18, 2008

Dear Stockholder:

The annual meeting of stockholders of Farmers & Merchants Bancorp (the “Company”) will be held this year in the Ole Mettler Grape Pavilion at the Lodi Grape Festival, 413 E. Lockeford Street, Lodi, CA, on Monday, May 19, 2008, at 4:00 p.m.  We look forward to your attendance.

The enclosed proxy statement describes the business to be conducted at the annual meeting, which includes the election of Directors and any other matters which properly come before the meeting.

A copy of the Company’s 2007 Annual Report to Stockholders is also enclosed.

We hope you will be able to attend the annual meeting in person.  We would also like to invite you to be our guest for dinner immediately following the meeting.  Please note that the annual meeting is only open to stockholders. Space will be limited and we cannot accommodate other guests.  We thank you in advance for your understanding on this issue.

The Directors and senior management greatly appreciate the interest expressed by our stockholders.  Whether or not you plan to attend the annual meeting, it is important that you are represented and that your shares are voted.  Accordingly, after reviewing the enclosed proxy statement, we ask you to complete, sign and date the enclosed proxy and return it as soon as possible in the postage-paid envelope that has been provided for your convenience.

Sincerely,

/s/ Ole R. Mettler	/s/ Kent A. Steinwwert

Ole R. Mettler	Kent A. Steinwert
Chairman of the Board	President and Chief Executive Officer

Enclosures

FARMERS & MERCHANTS BANCORP
111 West Pine Street, Lodi, CA 95240-2184

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 2008

To our Stockholders:

NOTICE IS HEREBY GIVEN that the 2008 annual meeting of stockholders of Farmers & Merchants Bancorp (the “Company”) will be held this year in the Ole Mettler Grape Pavilion at the Lodi Grape Festival, 413 E. Lockeford Street, Lodi, CA, on Monday, May 19, 2008, at 4:00 p.m. to:

1.	Elect the following nine (9) Directors:

Stewart C. Adams, Jr.	Carl A. Wishek, Jr.
Ralph Burlington	Kevin Sanguinetti
Edward Corum, Jr.	Kent A. Steinwert
Ole R. Mettler	Calvin (Kelly) Suess
James E. Podesta

2.	Act upon such other matters as may properly come before such annual meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 26, 2008 as the record date for determining the holders of the common stock of the Company entitled to notice of, and to vote at, the annual meeting and any adjournments thereof.  A complete list of stockholders entitled to vote will be available for inspection by stockholders of record at the office of the Secretary of the Company at 111 West Pine Street, Lodi, CA for the ten days prior to the meeting.

You are encouraged to attend the annual meeting. If you are a beneficial owner of common stock held by a broker, bank or other nominee, you will need proof of ownership to be admitted to the meeting.  A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

Please complete, sign and date, as promptly as possible, the enclosed proxy and immediately return it in the envelope provided for your use.  This is important whether or not you plan to attend the annual meeting in person.  The giving of such proxy will not affect your right to revoke such proxy or to vote in person, should you attend the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Stephen W. Haley

Stephen W. Haley
Secretary

Dated:  April 18, 2008

YOUR VOTE IS IMPORTANT.
TO INSURE YOUR VOTE IS REPRESENTED, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY.

PROXY STATEMENT
FARMERS & MERCHANTS BANCORP
111 West Pine Street, Lodi, CA 95240-2184

I-	INTRODUCTION

This proxy statement is furnished to the stockholders of Farmers & Merchants Bancorp (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be used in voting at the annual meeting of stockholders to be held on May 19, 2008 in the Ole Mettler Pavilion at the Lodi Grape Festival, 413 E. Lockeford Street, Lodi, CA at 4:00 p.m., and at any adjournment or postponement thereof.  All expenses incidental to the preparation and mailing, or otherwise making available to all stockholders of the notice, proxy statement and form of proxy will be paid by the Company.  This proxy statement and the enclosed proxy are being mailed to the Company’s stockholders on or about April 18, 2008.

For information on how to vote your shares, see the instructions included on the enclosed proxy card and under “Information About Voting and the Annual Meeting”.

II -	INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

Voting Rights and Vote Required

Only stockholders of record at the close of business on March 26, 2008 (the “record date”), will be entitled to vote in person at the meeting or by proxy.  On the record date, there were 796,690 shares of common stock outstanding and entitled to vote.

Holders of common stock of the Company are entitled to one vote for each share held.

However, with respect to the election of Directors, each stockholder may be eligible to exercise cumulative voting rights and may be entitled to as many votes as shall equal the number of shares of common stock held by such stockholder multiplied by the number of Directors to be elected, and such stockholder may cast all of such votes for a single nominee or may distribute them among two or more nominees.  For example, if you own 10 shares of common stock of the Company and 9 Directors are being elected, you have 90 votes – you can cast all of them for one nominee, or two or more nominees if you so choose. No stockholder shall be entitled to cumulate votes (i.e., cast for any one or more nominees a number of votes greater than the number of shares of common stock of the Company held by such stockholder) unless the name(s) of the nominee(s) has (have) been placed in nomination prior to the commencement of the voting in accordance with Article III, Section 3.4 of the Company’s by-laws and, in accordance with Article II, Section 2.9 of the Company’s by-laws, a stockholder has given at least two days written notice to the Secretary of the Company of an intention to cumulate votes prior to the vote.  Since the Company’s Annual Meeting of Stockholders is expected to be held on May 19, 2008, any stockholder nomination for election to the Board of Directors for the 2008 Annual Meeting of Stockholders, to be timely, would need to have been received by the Company not later than April 19, 2008 and not earlier than March 20, 2008.  As of the printing of this proxy statement, no stockholder has given such notice. Discretionary authority to cumulate votes in the event of such a nomination is solicited in this proxy statement.

In the election of Directors, the 9 nominees receiving the highest number of votes will be elected.  Approval of such other matters which properly come before the meeting, if any, will require the affirmative vote of a majority of the shares represented and voting at the meeting provided the quorum requirements of Article II, Section 2.7 of the by-laws are met (see “Voting of Proxies – Quorum”).  Abstentions will not count as votes in favor of the election of Directors or any other proposals.

Voting of Proxies

The shares represented by all properly executed proxies received in time for the meeting will be voted in accordance with the stockholders’ choices specified therein; provided, however, that where no choices have been specified, the shares will be voted “FOR” the election of the 9 nominees for Director recommended by the Board of Directors, and voted at the discretion of the proxy holders on such other matters, if any, which may properly come before the meeting (including any proposal to adjourn the meeting).

A stockholder using the enclosed proxy may revoke the authority conferred by the proxy at any time before it is exercised (i.e., before the vote pursuant to that proxy) by delivering written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company, or by appearing and voting by ballot in person at the meeting.

A majority of the shares entitled to vote represented either in person or by properly executed proxies, will constitute a quorum at the meeting.  Abstentions and broker “non-votes” are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Abstentions will be included in tabulations of the votes cast on proposals presented to the stockholders and therefore will have the effect of a negative vote.  Broker “non-votes” will not be counted for purposes of determining the number of votes cast for a proposal.

Security Ownership of Certain Beneficial Owners and Management

To the knowledge of the Company, as of the record date, no person or entity was the beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s common stock except as set forth in the following tables.  For the purpose of this disclosure and the disclosure of ownership shares by management, shares are considered to be “beneficially” owned if the person has or shares the power to vote or direct the voting of the shares, the power to dispose of or direct the disposition of the shares, or the right to acquire beneficial ownership (as so defined) within 60 days of the record date.

	Name and Address	Amount and Nature of	Percent
Title of Class	of Beneficial Owner (1)	Beneficial Ownership (2)	of Class

Common Stock	Sheila M. Wishek	44,362	5.50%
	111 West Pine Street
	Lodi, CA, 95240-2184

Common Stock	Bruce Mettler	45,013	5.65%
	111 West Pine Street
	Lodi, CA, 95240-2184

Common Stock	Joan Rider	43,117	5.41%
	111 West Pine Street
	Lodi, CA, 95240-2184

___________________

(1)	Mail should be sent to these individuals at the Company’s address marked “c/o Shareholder Relations.”
(2)	Shares are beneficially owned, directly and indirectly, together with spouses, and unless otherwise indicated, holders share voting power with their spouses. None of the shares are pledged.

The following table shows the number of common shares and the percentage of the total shares of common stock of the Company beneficially owned by each of the current Directors, by each of the nominees for election to the office of Director, by the Named Executive Officers and by all Directors and Named Executive Officers of the Company and of the Bank as a group as of the record date.

	Amount of Common Stock
	Owned and Nature of	Percent
Name and Address of Beneficial Owner (1)	Beneficial Ownership (2)	of Class
Stewart C. Adams, Jr.	1,756	*
Ralph Burlington	2,831	*
Edward Corum, Jr.	406	*
Richard S. Erichson	918	*
Stephen W. Haley	93	*
Deborah E. Hodkin	115	*
Ole R. Mettler	26,419	3.32%
James R. Podesta	1,055	*
Kevin Sanguinetti	5,728	*
Kenneth W. Smith	113	*
Kent A. Steinwert	4,126	*
Calvin (Kelly) Suess	933	*
Carl A. Wishek, Jr.	38,322	4.81%

All Directors and Named Executive Officers as a group (13 persons)	82,815	10.39%
_______________________________________________________________________
*	Indicates less than 1%.
(1)	Unless otherwise indicated, the business address for each of the persons listed in the table is 111 West Pine Street, Lodi, CA, 95240-2184.
(2)	Shares are beneficially owned, directly and indirectly, together with spouses, and, unless otherwise indicated, holders share voting power with their spouses. None of the shares are pledged.

III -	ELECTION OF DIRECTORS

At the meeting, it will be proposed to elect nine (9) Directors of the Company, each to hold office until the next annual meeting and until their successors shall be elected and qualified.  It is the intention of the proxy holders named in the enclosed proxy to vote such proxies (except those containing contrary instructions) for the nine (9) nominees named below.

The following table sets forth the names of each of the nominees for election as a Director, their age, their principal occupation for the past five years and the period during which they have served as a Director of the Company (or the Bank).

Name	Age	Principal Occupation During Past Five Years	Director Since
Stewart C. Adams, Jr.	70	Attorney	1997
Ralph Burlington	84	Retired, Former Co-owner San Joaquin Sulfur Co.	1968
Edward Corum, Jr.	56	Managing General Partner, Corum Real Estate	2003
Ole R. Mettler	90	Chairman of the Board of the Company and Bank	1973
James E. Podesta	87	Orchardist	1980
Kevin Sanguinetti	49	Retired, Former President, First American Title Company of Stockton	2001
Kent A. Steinwert	55	President & C.E.O. of the Company & Bank	1998
Calvin (Kelly) Suess	72	Co-owner, Lodi Nut Company, Inc.	1990
Carl A. Wishek, Jr.	69	Assistant Vice President of the Bank	1988

With the exception of Messrs. Steinwert, Mettler and Wishek who are employees of the Company, all nominees are considered to be “independent” as such term is defined by Rule 4200(a)(15) of the Nasdaq’s current listing standards.

None of the Directors of the Company were selected pursuant to arrangements or understandings other than with the Directors and stockholders of the Company acting within their capacity as such.  There are no family relationships among the Directors and executive officers of the Company, and none of the Directors serves as a Director of any company which has a class of securities registered under, or subject to periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940.

The Board does not anticipate that any of the nominees will be unable to serve as a Director of the Company, but if that should occur before the meeting, the proxy holders, in their discretion, upon the recommendation of the Company’s Board of Directors, reserve the right to substitute as nominee and vote for another person of their choice in the place and stead of any nominee unable so to serve.  The proxy holders reserve the right to cumulate votes for the election of Directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxy holders may determine in their discretion, based upon the recommendation of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE NOMINEES LISTED ABOVE.

Code of Ethics

The Company has adopted a Code of Conduct which complies with the Code of Ethics requirements of the Securities and Exchange Commission.  A copy of the Code of Conduct is posted on the Company’s website.  The Company intends to disclose promptly any amendment to, or waiver from any provision of, the Code of Conduct applicable to executive officers and Directors, on its website.

Director Independence

The Company uses Rule 4200(a)(15) of the Nasdaq’s current listing standards to determine whether a Director is independent.  With the exception of Messrs. Steinwert, Mettler and Wishek who are employees of the Company, all nominees are considered to be “independent”.

Board of Directors Meetings

The Company’s principal asset is its wholly-owned subsidiary, Farmers & Merchants Bank of Central California (the “Bank”).  The Directors of the Company are also Directors of the Bank.  During the calendar year ending December 31, 2007, the Board of Directors of the Company met seventeen (17) times and the Board of Directors of the Bank met twenty-five (25) times.  Each incumbent attended more than 75% of the meetings of the Board of Directors and the Committee(s) on which they served.  The Company expects Directors to attend the annual meeting of stockholders and all Directors attended the annual meeting of stockholders in 2007.

Committees of the Board of Directors

The Directors of the Company are also Directors of the Bank.  As such, Bank Committees supervise and review the activities of the Bank, which in turn report to the Company’s Board of Directors.

Audit Committee

The Audit Committee of the Company and the Bank oversees the activities of the internal and independent auditors of the Company and the Bank with the aim of ensuring compliance with applicable laws. The Committee’s charter was included with the 2007 proxy statement.    The Audit Committee reports to the Boards of Directors of the Bank and the Company, as appropriate.  The Audit Committee reviews the reports of audits and examinations of the Bank and the Company made by the independent auditors, internal auditors, credit examiners, and regulatory agencies and reports the results to the Boards of Directors of the Bank and the Company.  The Committee met twelve (12) times in 2007 and is comprised of the following members: Messrs. Sanguinetti (Chairman), Corum and Burlington.   Each of the Directors serving on the Audit Committee has been determined by the Board of Directors to be “independent” as such term is defined by Rule 4200(a)(15) of the Nasdaq’s current listing standards and in SEC rules relating to audit committees.  Mr. Sanguinetti has been determined by the Board of Directors to be a “financial expert”.

Asset and Liability Management Committee

The Asset and Liability Management Committee of the Company and the Bank is responsible for the formulation, revision and administration of the Bank’s policies relating to interest rate, liquidity and investment risk management.  The Asset and Liability Committee is a joint committee of management and Directors.  The following Directors are voting members: Messrs. Burlington (Co-Chairman), Adams, Suess and Steinwert.  The Committee met five (5) times in 2007.

Loan Committee

The Loan Committee of the Company and the Bank is responsible for the formulation, revision and administration of the Bank’s policy relating to credit and loan risk management.  The Loan Committee meets weekly and is responsible for approving all loans between $2 million and $10 million (over $10 million requires full Board approval) and reviewing all loans over $500,000.  The Loan Committee is a joint committee of management and Directors.  The following Directors are voting members: Messrs. Mettler and Steinwert.  The Committee met forty-eight (48) times in 2007.

Expense Committee

The Expense Committee of the Company and the Bank reviews and examines Bank and Company expenses on a monthly basis comparing the results with (1) the established annual budget, the previous month and prior year; and (2) selected peer banks and the community banking industry as a whole; and proposes recommendations to management regarding controllable expenses.  The Committee met twelve (12) times in 2007 and is comprised of the following voting members: Messrs. Podesta (Chairman), Suess and Wishek.

CRA Committee (Community Reinvestment Act)

The CRA Committee of the Company and the Bank monitors the Bank’s efforts and responsibilities to comply with the Community Reinvestment Act.  The CRA Committee makes recommendations to the Board of Directors to assure the Bank is meeting the credit, investment and service needs of the communities it serves.  The Committee met twelve (12) times in 2007 and is comprised of the following voting members: Messrs. Suess (Chairman), Adams, Podesta and Wishek.

Nominating Committee

The Nominating Committee of the Company and the Bank identifies candidates to serve as Directors of the Bank and the Company in the event of future Board openings.  The Committee’s charter was included with the 2007 proxy statement.  The Committee is comprised of the following voting members: Messrs. Mettler, Steinwert (Chairman), Corum and Suess.  The Committee met two (2) times in 2007.  Messrs. Corum and Suess have been determined by the Board of Directors to be “independent” as such term is defined by Rule 4200(a)(15) of the Nasdaq’s current listing standards.

Personnel Committee

The Personnel Committee of the Company and the Bank (1) conducts reviews of the Company’s overall compensation strategies and practices; (2) reviews the employment contracts of all executive officers (see “Employment Contracts”); (3) annually establishes executive compensation levels and performance evaluation measures for the Chief Executive Officer, Chairman and Directors; and (4) reviews the executive compensation levels and performance evaluation measures for the other executive officers of the Company. The Committee’s charter was included with the 2007 proxy statement.

The Company’s management (1) provides information, analysis and recommendations for the Personnel Committee; and (2) manages the ongoing operations of the compensation program.

In discharging its responsibilities, the Personnel Committee (1) obtains independent data from industry publications and third-party research; and (2) retains independent third-party consultants when it considers it to be necessary.

The Personnel Committee is comprised of the following voting members: Messrs. Adams (Chairman), Corum and Sanguinetti.  The Committee met six (6) times in 2007.  Each of the Directors serving on the Personnel Committee has been determined by the Board of Directors to be “independent” as such term is defined by Rule 4200(a)(15) of the Nasdaq’s current listing standards.

Certain Relationships and Related Person Transactions

Certain Directors and Named Executive Officers of the Bank and the Company and corporations and other organizations associated with them and members of their immediate families were customers of and engaged in banking transactions, including loans, with the Bank in the ordinary course of business in 2007.  Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with borrowers not related to the Company or Bank.  These loans did not involve more than the normal risk of collection or have other unfavorable features. All Director and Named Executive Officer loans must be approved by the Board of Directors. With the exception of the previous banking transactions, the Company had no Related Person Transactions as defined by Item 407(a) of Regulation S-K with its Directors or Named Executive Officers.

Indemnification

The Company’s Certificate of Incorporation and By-Laws provide for indemnification of officers, Directors, employees and agents to the fullest extent permitted by Delaware law.  Delaware law generally provides for the payment of expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred by the indemnitees provided such person acted in good faith and in a manner he or she reasonably believed not to be opposed to the best interests of the corporation and with respect to any criminal action or proceeding if he or she had no reasonable cause to believe his or her conduct was unlawful.  However, in derivative suits, if the suit is lost, no indemnification is permitted in respect of any claim as to which the prospective indemnitee is adjudged to be liable for misconduct in the performance of his or her duty to the Company and then only if, and only to the extent that, a court of competent jurisdiction determines the prospective indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  Finally, no indemnification may be provided in any action or suit in which the only liability asserted against a Director is pursuant to a statutory provision proscribing the making of loans, dividends, and distribution of assets under certain circumstances.

The provisions regarding indemnification may not be applicable under certain federal banking and securities laws and regulations.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission.  Executive Officers, Directors and greater than ten percent stockholders are required by regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.  Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its Executive Officers and Directors complied with all filing requirements applicable to them with respect to transactions during 2007.  The Company has no greater than ten percent stockholders.

Communications with Board of Directors

Any person, including any stockholder, desiring to communicate with, or make any concerns known to, the Company, directors generally, non-management Directors or an individual Director only may do so by submitting them in writing to Stephen W. Haley, Secretary of Farmers & Merchants Bancorp, 111 W. Pine Street, Lodi, CA 95240-2184.  All correspondence must include information to identify the person submitting the communication or concern, including name, address, telephone number and e-mail address (if applicable) together with information indicating the relationship of such person to the Company.  The Secretary will be responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response.  The Company may institute appropriate procedures to establish the authenticity of any communication or concern before forwarding.  The Company will not be obligated to investigate or forward any anonymous submissions.

IV –	DIRECTOR AND EXECUTIVE COMPENSATION

Director Compensation Discussion and Analysis

Directors who are employees of the Company (Messrs. Mettler, Steinwert and Wishek) do not receive additional compensation for their services as Directors.

A Director who is not an employee of the Company receives a $1,000 fee for each Bank Board Meeting attended (no additional fees are paid for Company Board meetings), and a $600 fee for each Committee Meeting attended (Committee Chairmen receive $700 with the exception of the Audit Committee Chairman who receives $1,000).  In addition, each Director who is not an employee of the Company is eligible to receive an annual bonus.  Directors may elect to defer receipt of some or all Directors’ fees under the Company’s Deferred Compensation Plan.

Directors who are not employees of the Company are compensated up to $538 per month to cover a portion of the cost of outside medical insurance.  Directors who are not employees of the Company do not participate in any retirement or medical plans.

The summary compensation earned by each Director (other than Mr. Steinwert who is a Named Executive Officer) during 2007 is disclosed in the “Director Compensation Table” on the following page.

Executive Compensation Discussion and Analysis

Roles and Responsibilities

The Board of Directors of the Company, operating through its Personnel Committee, (1) conducts reviews of the Company’s overall compensation strategies and practices; (2) reviews the employment contracts of all Named Executive Officers (defined as the CEO, CFO and three other most highly compensated executive officers); (3) annually establishes executive compensation levels and performance evaluation measures for the Chief Executive Officer; and (4) reviews the executive compensation levels and performance evaluation measures for the other Named Executive Officers of the Company.

The role of the Company’s management is to: (1) provide information, analysis and recommendations for the Personnel Committee’s consideration; and (2) manage the ongoing operations of the compensation program.

In discharging its responsibilities, the Personnel Committee: (1) obtains independent data from industry publications and third-party research; and (2) retains independent third-party consultants when it considers it to be necessary.

Executive Compensation Strategy and Programs

The objective of the Company’s compensation strategy is to establish a competitive compensation package that rewards each officer based on their contribution and performance, thereby serving to attract and retain talented individuals who can implement the Company’s strategic plan and maximize long-term stockholder value.

In order to achieve these objectives, the Board has structured a compensation program that includes four major components: (1) annual base salary; (2) annual performance-based bonus; (3) long-term deferred compensation; and (4) post-termination compensation (under certain limited circumstances).

2007 DIRECTOR COMPENSATION TABLE

Name	(1) (2) Fees Earned or Paid in Cash ($)	(3) Stock Awards ($)	(3) Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	(4) Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	(5) All Other Compensation ($)	Total ($)

Kent A. Steinwert	$-	$-	$-	$-	$-	$-	$-

Stuart C. Adams, Jr.	$76,400	$-	$-	$-	$-	$5,820	$82,220

Ralph Burlington	$67,400	$-	$-	$-	$-	$5,820	$73,220

Edward Corum, Jr.	$75,700	$-	$-	$-	$-	$6,460	$82,160

Robert F. Hunnell (6)	$68,700	$-	$-	$-	$-	$3,768	$72,468

Ole R. Mettler	$-	$-	$-	$-	$-	$283,029	$283,029

James E. Podesta	$78,600	$-	$-	$-	$-	$5,820	$84,420

Kevin Sanguinetti	$76,200	$-	$-	$-	$-	$6,460	$82,660

Calvin (Kelly) Suess	$75,900	$-	$-	$-	$-	$5,820	$81,720

Carl A. Wishek, Jr.	$-	$-	$-	$-	$-	$102,652	$102,652

(1)  Messrs. Steinwert, Mettler and Wishek are employees of the Company and receive no additional compensation for their services as Directors.  Mr. Steinwert is a Named Executive Officer and his compensation is listed in the Summary Compensation Table.  The salaries paid Messrs. Mettler and Wishek are included in All Other Compensation.  Directors who are not employees receive a $1,000 Board Meeting Fee and $600 Committee Meeting Fees (Committee Chairs receive $700, with the exception of the Audit Committee Chair who receives $1,000).

(2)  Mr. Mettler received a $125,000 bonus in 2007 for performance in 2006 (included in All Other Compensation). All other Directors received a $40,000 bonus in 2007 for performance in 2006.

(3)  The Company has no stock based award programs.

(4)  The Company has no Defined Benefit Pension Program.  All earnings on Nonqualified Deferred Compensation Plan balances are assumed to be at market rates.  Investment of vested balances is self directed by each participant according to their own risk profile, with no guarantees of principal provided by the Company.

(5)  Non-employee Directors are compensated up to $538 per month towards the cost of outside medical insurance.  Mr. Mettler has the use of a company car, the personal use value of which was $4,528.  As employees, Profit Sharing Plan contributions are made for Mr. Mettler ($26,779) and Mr. Wishek ($8,654).

(6)  Mr. Hunnell passed away in July 2007.

Performance Evaluation Measures

In evaluating the performance of each Named Executive Officer, the Personnel Committee considers a combination of objective and subjective factors, including the following:

1.
the Company’s annual financial performance (relative to both the current year’s budget and the overall performance of a select group of peer community banks as well as the community bank industry as a whole) as measured by Return on Assets (the Board has set a sustainable target in excess of 1.30%); Return on Equity (the Board has set a sustainable target in excess of 14.00%); and Net Income performance;

2.	progress towards achieving the Company’s five year strategic plan;

3.	results of the Company’s and Bank’s regulatory examinations; and

4.	current economic and industry conditions.

These performance measurement factors are evaluated at least annually.  Both the annual budget and strategic plan are approved in advance by the Board of Directors and reevaluated during the year.  The Board periodically contracts the services of an independent executive compensation consultant to survey similar banking institutions in California and in similar markets nationally, and make recommendations regarding changes to compensation programs.

Annual Compensation Program

Each Named Executive Officer receives a monthly base salary.  Salaries are determined largely based upon comparative industry data for: (1) positions of similar responsibility in similar banking institutions in California; and (2) individuals with similar experience and expertise.  Base salary levels are intended to take into consideration that the Company is relatively unique in not offering its executives and employees a stock option or restricted stock long-term compensation program.  Merit salary adjustments are evaluated periodically based on Company and individual performance.  Goals and objectives are established annually for each officer with performance measured and evaluated at least annually.

Annual bonus compensation is paid according to the Company’s Senior Management Incentive Compensation Plan.  Bonus compensation is awarded based primarily on actual results against budgeted goals for the particular year including performance ratios and net income.  Award guidelines are established annually for each level of Senior Management. The Board reserves some discretion with regard to these guidelines when: (1) the Company’s profit performance exceeds budget; (2) the Company’s profit performance exceeds other similar banking institutions in California; and/or (3) an individual’s performance in a given year was beyond expectation.

All base salaries and annual bonuses are paid in cash and fully expensed in the current year, although the Named Executive Officer does have the option of electively deferring to a specified future date up to 100% of these amounts (see “Deferred Compensation Plan”). Annual bonuses are paid in the year following the year in which they are earned.  Accordingly, compensation tables in this proxy statement include bonuses earned for performance in 2006.

Given that the Company does not offer stock options or restricted stock compensation (see “Long-Term Deferred Compensation Program”), total levels of Annual Compensation for each Named Executive Officer are targeted at the very top range of similar banking institutions (assuming performance objectives are met).

The current base salary for each Named Executive Officer is set forth in “Employment Contracts”.  Each Named Executive Officer’s “Salary” and “Bonus” amounts for the last three years are disclosed in the “Summary Compensation Table”.

Long-Term Deferred Compensation Program

In developing the various components of a longer-term compensation program, the Board has determined that at the present time it will not seek shareholder approval to offer stock options or restricted stock as part of the compensation package. This decision has been made because the Board believes that it is important that all compensation should be (1) fully transparent; (2) expensed in the year incurred; and (3) not have the potential for future dilution of stockholder value.  However, recognizing that stock based incentives are a major compensation component of many of the Company’s competitors, the Board has developed what it believes is an effective and competitive complement of long-term deferred compensation programs.  The objectives of the Company’s deferred compensation programs are to: (1) successfully attract and retain talented individuals; and (2) align long-term compensation directly with stockholder interests by rewarding creation of long-term stockholder value.

The Company’s long-term deferred compensation program provides:

1.	retirement incentives including both qualified (“Profit Sharing Plan”) and supplemental non-qualified retirement benefits (“Indexed Retirement Plan”);

2.	performance incentives (“Deferred Bonus Program”) based upon the Company’s long-term growth in net income and market capitalization; and

3.	retention incentives (“Executive Retention Program”) based upon the tenure of executive management.

In addition, the Company offers each Named Executive Officer the election of tax deferring, to a specified future date, portions of their annual salary and bonus (“Deferred Compensation Plan”).

All of the Company’s qualified and non-qualified plans are structured as defined contribution plans to avoid the uncertain future financial liabilities that can exist under defined benefit plans.  The entire cost of these plans is expensed annually.

All non-qualified deferred compensation plans are intended to be compliant with the provisions of Section 409A of the Internal Revenue Code, and contributions are held in an irrevocable Master Trust.  Vested balances are invested by each participant according to their own investment risk profile, and the Company provides no guarantees with respect to either annual returns or maintenance of principal value.

Profit Sharing Plan

Substantially all full-time employees of the Company, including each Named Executive Officer, participate in the Company’s qualified Profit Sharing Plan.  Two levels of contributions are made to the Profit Sharing Plan: (1) mandatory contributions of 5% of eligible salaries (subject to IRS limits) calculated according to criteria set forth in the Plan; and (2) discretionary contributions authorized by the Board of Directors.  None of these contributions are dependent upon the employee contributing to the Plan (i.e., the Plan does not require “matching”).  Benefits pursuant to the Profit Sharing Plan vest 0% during the first year of participation, 25% per full year thereafter and after five years such benefits are fully vested.  Benefits under the Profit Sharing Plan are disclosed in the participant’s Company Contributions to Qualified Retirement and 401(k) Plans in the “All Other Compensation Table”.

Upon a Change in Control, each participant receives only those balances in their account, including any net earnings or losses thereon.

Indexed Retirement Plan and Bank-Owned Life Insurance

The Company has developed an Indexed Retirement Plan for the benefit of each Named Executive Officer as well as certain other senior officers of the Company.  The Indexed Retirement Plan is a defined contribution non-qualified executive retirement plan developed to supplement the Company’s Profit Sharing Plan which, as a qualified plan, has a ceiling on benefits as set by the Internal Revenue Service.  Individuals whose compensation exceeded this ceiling did not receive a retirement benefit on these earnings.  The Indexed Retirement Plan was designed to adjust for these limits and provide levels of total retirement compensation that are competitive in the banking industry.

The Board has structured the Indexed Retirement Plan as a defined contribution plan to avoid the uncertain future financial liabilities that can exist under a defined benefit plan.  An account is established for each participant that is credited annually with an amount based on the taxable equivalent earnings on the cash surrender value balances of the single premium life insurance policies purchased, net of: (1) the mortality charges associated with the policies; and (2) a minimum required return (defined under the Plan as the return on five year treasuries) to the Company on these cash surrender value balances.  The initial cash surrender value of the life insurance policies purchased for each participant was determined based upon the individual’s compensation at the time they became a participant in the plan and the number of years of service remaining to age 65 so as to provide a supplemental retirement benefit equal to a portion of the participant’s projected final pay with the Company.  The balance in each participant’s account is 0% vested during the first five years of employment and becomes fully vested after five years of employment.  Benefits under the Indexed Retirement Plan are disclosed in the participant’s Company Contributions to Non-Qualified Plans in the “All Other Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

The Company has a Bank-Owned Life Insurance (“BOLI”) program under which it has purchased single premium life insurance policies on the lives of the Named Executive Officers as well as certain other senior officers of the Company.  These policies provide: (1) financial protection to the Company in the event of the death of an officer and; (2) since the interest earned on the cash surrender value of the policies is tax free as long as the policies are used to finance employee benefits, significant income to the Company to offset the expense associated with the Indexed Retirement Plan.

As compensation to each participant for agreeing to allow the Company to purchase an insurance policy on his or her life, split dollar agreements have been entered into with each participant.  These agreements provide for a partial division of the life insurance death proceeds between the Company and each participant’s designated beneficiary or beneficiaries.  Participants fully vest in their split dollar agreements after eight years of service or upon a Change in Control.  If the participant leaves the employ of the Company after vesting occurs (other than as part of a Change in Control) they cannot become employed by another financial institution and retain their vesting.  The dollar value of premiums relating to that portion of the death proceeds that would be payable to the participant’s beneficiary or beneficiaries in the event of his or her death, as well as the tax gross-up payments related thereto, are disclosed in the participant’s Tax Reimbursements in the “All Other Compensation Table”.

Benefits under the Indexed Retirement Plan become payable to participants after either: (1) the participant has become vested and his or her employment at the Company terminates (including retirement); or (2) there has been a “Change in Control” as defined in the Plan.

Upon a Change in Control, each participant receives: (1) those amounts already contributed for past years of service including any net earnings or losses thereon; and (2) the present value (using a discount factor equal to the treasury rate for the remaining years to participant’s age 65) of forecasted contributions over the remaining years to participant’s age 65, which as of December 31, 2007 would be as follows: Mr. Steinwert $2.37 million, Mr. Haley $1.39 million, Mr. Erichson $664,000; Ms. Hodkin $1.93 million and Mr. Smith $1.28 million.  Payments are made in accordance with prior participant elections made in compliance with IRC Section 409A.

Deferred Bonus Plan

To compensate for the lack of a stock option or restricted stock program, the Board has developed a Deferred Bonus Plan to reward participants based upon the Company’s long-term growth in net income and market capitalization.  Each Named Executive Officer is a participant in the plan and is entitled to receive benefits based on the Company’s long-term cumulative profitability and the resulting impact on the increase in market capitalization in excess of the increase in book value.  Participants do not receive compensation for increases in market capitalization above a P/E ratio of 20 times EPS.

Plan contributions are calculated using a bonus factor or “carry” determined by the Personnel Committee for each participant (currently 1.00% for the President and C.E.O. and 0.16% for each Executive Vice President).  The total “carry” for all current Deferred Bonus Plan participants is 1.7%, a level that the Personnel Committee believes is conservative when compared to a typical range of 5-10% of outstanding shares authorized in employee stock options by other similar banking institutions in California.

Benefits pursuant to the Deferred Bonus Plan vest 0% during the first year of participation, 25% per full year thereafter and after five years such benefits are fully vested.  Benefits under the Deferred Bonus Plan are disclosed in the participant’s Non-Equity Incentive Plan Compensation in the “Summary Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Benefits become payable to participants after either: (1) the participant has become vested and his or her employment at the Company terminates (including retirement); or (2) there has been a “Change in Control” as defined in the Plan.

Upon a Change in Control, each participant receives: (1) those amounts already contributed for past years of service including net earnings or losses thereon; and (2) an amount equal to the difference (if any) between the purchase price and twenty times EPS which as of December 31, 2007 would be zero for all Named Executive Officers.  Payments are made in accordance with prior participant elections made in compliance with IRC Section 409A.

Executive Retention Plan

Each Named Executive Officer who was employed by the Company on January 1, 2005 is a participant in the Executive Retention Plan.  This program was developed based upon the Board’s assessment that: (1) the Named Executive Officers had delivered significant stockholder value appreciation in the past; (2) current total compensation levels were below market resulting in executive officer retention problems; and (3) structuring an incentive for long-term executive retention would mitigate retention problems and assist in providing the management stability to drive future stockholder value appreciation.

Between the third quarter of 1997 (when the President and C.E.O. joined the Company and began recruiting his team) and December 31, 2004 (when the Deferred Bonus Plan was established) the market value of the Company increased $255 million or over 300%.  Since no stock option plan was in place, the management team did not benefit from any of this increase in stockholder value.  Accordingly, the Executive Retention Plan was created in order to retain the services of the management team and partially compensate for the historical lack of a stock option plan.  Should each participant in the Executive Retention Plan remain with the Company for the full ten years of the Plan, the total payout, on a present value basis, would represent approximately 1.0% of the $255 million increase in market value, a level that the Personnel Committee believes is conservative when compared to a typical range of 5-10% of outstanding shares authorized in employee stock options by other similar banking institutions in California.

Benefits under the Executive Retention Plan are disclosed in the participant’s Non-Equity Incentive Plan Compensation in the “Summary Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Benefits become payable to participants after either: (1) the participant has become vested and his or her employment at the Company terminates (including retirement); or (2) there has been a “Change in Control” as defined in the Plan.

Upon a Change in Control, each participant receives: (1) those amounts already earned for past years of service including any net earnings or losses thereon; and (2) any remaining amounts that would have been earned through Year 10 of the Plan which as of December 31, 2007 would be as follows: Mr. Steinwert $1.02 million and Mr. Haley, Mr. Erichson, Ms. Hodkin and Mr. Smith $243,000 each.  Payments are made in accordance with prior participant elections made in compliance with IRC Section 409A.

Deferred Compensation Plan

Each Named Executive Officer is eligible to participate in the Company’s Deferred Compensation Plan.  This type of plan allows the executive to best manage their long term tax position and is seen as an important component of any overall compensation strategy for attracting and retaining key executives.  Under the Plan, participants may voluntarily elect to defer a maximum amount of one hundred percent (100%) of their base salary and annual bonus.  Benefits become payable after either: (1) a participant’s in service distribution election period is reached; (2) the participant’s employment at the Company terminates; or (3) there has been a “Change in Control” as defined in the Plan.  The Plan also allows for hardship distributions upon the occurrence of an “unforeseen financial emergency” as defined in Treasury Regulations Section 1.457-2(h) (4).  Voluntary deferrals under the Deferred Compensation Plan are disclosed in the participant’s Executive Voluntary Deferrals of Salary and Bonus in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Upon a Change in Control, each participant receives only those balances in their account including any net earnings or losses thereon.  Payments are made in accordance with prior participant elections made in compliance with IRC Section 409A.

Post-Termination Compensation

The Company’s approach to post-termination compensation depends upon the circumstances surrounding the Named Executive Officer’s termination and have been designed by the Board to be competitive with industry-wide practices in order to attract and retain key executives.

1.
If the Named Executive Officer takes normal or early retirement, or their employment is terminated due to death or disability, no supplemental payments are made.  They are entitled to all vested balances in qualified and non-qualified plans (see “Deferred Compensation Table”), and in the case of death their heirs are entitled to their split dollar life insurance benefits.

2.
If the Named Executive Officer is terminated for cause, all benefits in the Company’s non-qualified plans, whether vested or not, are forfeited in their entirety.  No other payments are made, but the Named Executive Officer is entitled to all vested balances in qualified plans.

3.
If the Named Executive Officer is terminated without cause, the terms of each individual’s employment contract call for the Company to provide lump sum payments of up to two years’ salary and bonus (see “Summary Compensation Table”).  In addition they are entitled to all vested balances in qualified and non-qualified plans (see “Deferred Compensation Table”).

4.
In the case of a Change in Control (as defined by the Treasury Department pursuant to the requirements of IRC Section 409A), the Company has “single trigger” clauses in each Named Executive Officer’s employment contract.  This means that termination payments are made regardless of whether the Named Executive Officer remains in the employ of the buyer.  In addition to all vested balances in qualified and non-qualified plans (see “Deferred Compensation Table”), each Named Executive Officer receives: (1) lump sum payment of two years’ salary and bonus (see “Summary Compensation Table”); (2) acceleration of benefits under non-qualified plans as more fully described under “Deferred Compensation Program”; (3) lump sum payment of three years’ Cobra medical premiums (which range between $28,000 and $83,000 per Named Executive Officer);  and (4) lump sum tax gross-up payments to cover excise taxes under IRC Section 280G which as of December 31, 2007 would be as follows: Mr. Steinwert $2.64 million; Mr. Haley $1.19 million; Mr. Erichson $607,000; Ms. Hodkin $1.18 million; Mr. Smith $914,000.  None of these payments are subject to any material contractual conditions such as non-compete, non-solicitation or other types of agreements.

Employment Contracts

The Company has an employment agreement with Kent A. Steinwert, the Company’s President and Chief Executive Officer.  The agreement, which expires on December 31, 2010, is automatically renewable for additional two-year terms unless notice is provided.  The agreement provides for an annual base salary, currently $650,000, salary increases at the discretion of the Board of Directors based upon performance, use of a Company-owned automobile or automobile allowance and certain insurance benefits.  Under certain circumstances, in the event of termination of his employment, Mr. Steinwert may be entitled to receive severance compensation (see “Post Termination Compensation”).  No non-compete agreement is in place.

The Company has an employment agreement with Richard S. Erichson, the Company’s Executive Vice President and Senior Credit Officer.  The agreement, which expires on December 31, 2010, is automatically renewable for additional two-year terms unless notice is provided.  The agreement provides for an annual base salary, currently $222,000, salary increases at the times that the salaries of the other Executive Officers of the Company are adjusted, use of a Company-owned automobile or automobile allowance and certain insurance benefits.  Under certain circumstances, in the event of termination of his employment, Mr. Erichson may be entitled to receive severance compensation (see “Post Termination Compensation”). No non-compete agreement is in place.

The Company has an employment agreement with Deborah E. Hodkin, the Company’s Executive Vice President and Chief Administrative Officer.  The agreement, which expires on December 31, 2010, is automatically renewable for additional two-year terms unless notice is provided.  The agreement provides for an annual base salary, currently $226,000, salary increases at the times that the salaries of the other Executive Officers of the Company are adjusted, use of a Company-owned automobile or automobile allowance and certain insurance benefits.  Under certain circumstances, in the event of termination of her employment, Ms. Hodkin may be entitled to receive severance compensation (see “Post Termination Compensation”). No non-compete agreement is in place.

The Company has an employment agreement with Kenneth W. Smith, the Company’s Executive Vice President and Head of Business Banking.  The agreement, which expires on December 31, 2010, is automatically renewable for additional two-year terms unless notice is provided.  The agreement provides for an annual base salary, currently $220,000, salary increases at the times that the salaries of the other Executive Officers of the Company are adjusted, use of a Company-owned automobile or automobile allowance and certain insurance benefits.  Under certain circumstances, in the event of termination of his employment, Mr. Smith may be entitled to receive severance compensation (see “Post Termination Compensation”). No non-compete agreement is in place.

The Company has an employment agreement with Stephen W. Haley, the Company’s Executive Vice President and Chief Financial Officer.  The agreement, which expires on December 31, 2010, is automatically renewable for additional two-year terms unless notice is provided. The agreement provides for an annual base salary, currently $222,000, salary increases at the times that the salaries of the other Executive Officers of the Company are adjusted, use of a Company-owned automobile or automobile allowance and certain insurance benefits.  Under certain circumstances, in the event of termination of his employment, Mr. Haley may be entitled to receive severance compensation (see “Post Termination Compensation”). No non-compete agreement is in place.

Report of the Personnel Committee of the Board of Directors on Executive Compensation

The Personnel Committee has reviewed the Compensation Discussion & Analysis included herein with management and based upon those reviews and discussions has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Respectfully Submitted,

/s/ Stewart C. Adams, Jr.

Stewart C. Adams, Jr., Chairman
Kevin Sanguinetti
Edward Corum, Jr.

Compensation Committee Interlocks and Insider Participation

Messrs. Sanguinetti, Corum and Adams served in 2007 as members of the Personnel Committee.   No member is or has been an officer or employee of the Company.  During 2007, certain members of the Personnel Committee had loans or other extensions of credit outstanding from the Bank.  These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with borrowers not related to the Company or Bank.  These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act of 2002 and did not involve more than the normal risk of collection or have other unfavorable features.

Executive Officer Compensation

The tables on the following pages provide details regarding the various forms of remuneration paid by the Company for the services performed in all capacities by each Named Executive Officer.

1.	2007 Summary Compensation Table.

2.	2007 Nonqualified Deferred Compensation Table.

3.	2007 All Other Compensation Table.

Since the Company does not offer: (1) stock options or other stock-based compensation; or (2) defined benefit plans, the following generally required tables are not included herein: Grants of Plan-Outstanding Based Awards, Equity Awards at Fiscal Year-End, Option Exercises and Stock Vesting and Pension Benefits

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	(1) Salary ($)	(1) Bonus ($)	(2) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation ($)	(4) Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	(5) All Other Compensation ($)	Total ($)
Kent A. Steinwert	2007	$629,824	$900,000	$-	$-	$561,038	$-	$336,445	$2,427,306
President,	2006	$586,073	$750,000	$-	$-	$797,558	$-	$255,266	$2,388,897
Chief Executive Officer	2005	$484,197	$600,000	$-	$-	$452,583	$-	$232,150	$1,768,930
of the Company & Bank

Stephen W. Haley	2007	$231,302	$160,000	$-	$-	$85,179	$-	$177,816	$654,296
Executive Vice President,	2006	$221,977	$140,000	$-	$-	$136,640	$-	$152,796	$651,413
Chief Financial Officer, Secretary	2005	$213,457	$105,000	$-	$-	$104,167	$-	$140,599	$563,223
of the Company & Bank

Richard S. Erichson	2007	$232,170	$160,000	$-	$-	$89,903	$-	$182,007	$664,080
Executive Vice President,	2006	$217,008	$130,000	$-	$-	$140,688	$-	$165,543	$653,239
Senior Credit Officer	2005	$199,668	$100,000	$-	$-	$107,120	$-	$154,090	$560,878
of the Company & Bank

Deborah E. Hodkin	2007	$223,376	$170,000	$-	$-	$103,870	$-	$141,039	$638,285
Executive Vice President,	2006	$214,038	$150,000	$-	$-	$138,601	$-	$112,554	$615,193
Chief Administrative Officer	2005	$203,822	$115,000	$-	$-	$105,597	$-	$103,536	$527,955
of the Company & Bank

Kenneth W. Smith	2007	$209,002	$125,000	$-	$-	$97,863	$-	$137,944	$569,809
Executive Vice President,	2006	$178,008	$105,000	$-	$-	$137,728	$-	$96,814	$517,550
Head of Business Banking	2005	$168,655	$75,000	$-	$-	$104,961	$-	$89,091	$437,707
of the Bank

(1)     Includes base salary, unused vacation pay, car allowance and annual bonus.  Annual bonuses are paid in the year following the year in which they are earned.  Annual bonuses in this table were earned based upon performance in 2006.  See Annual Compensation Program on page 12 and Employment Contracts on page 17.  Amounts earned in 2007 but deferred include $573,766 for Mr. Steinwert.  See Nonqualified Deferred Compensation Table for additional details.

(2)     The Company has no stock based award programs.  See Deferred Compensation Plan on page 16.

(3)     Includes contributions and earnings related to the Company’s Deferred Bonus and Executive Retention Plans.  See Nonqualified Deferred Compensation Table for additional details.

(4)     The Company has no Defined Benefit Pension Program.  All earnings on Nonqualified Deferred Compensation Plan balances are assumed to be at market rates.  Investment of vested balances is self directed by each participant according to their own risk profile, with no guarantees of principal provided by the Company.

(5)     See All Other Compensation Table for additional details.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE
(Includes both vested and unvested balances - see Footnote 1)

					Aggregate Plan Balances at Last Fiscal Year-End

Name	(2) Executive Voluntary Deferrals of Salary and Bonus in Last Fiscal Year ($)	(3) Registrant Contributions in Last Fiscal Year ($)	(4) Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	(2) (5) Executive Voluntary Deferrals of Salary and Bonus ($)	(3) (5) Registrant Contributions ($)	Total of Executive Voluntary Deferrals and Registrant Contributions ($)
Kent A. Steinwert	$573,766	$576,000	$716,242	$-	$3,895,012	$3,401,467	$7,296,479

Stephen W. Haley	$-	$188,364	$37,299	$-		$867,703	$867,703

Richard S. Erichson	$-	$191,938	$43,571	$-		$997,761	$997,761

Deborah E. Hodkin	$-	$146,955	$61,083	$-		$777,799	$777,799

Kenneth W. Smith	$-	$151,849	$49,976	$-		$711,442	$711,442

(1)  The Company expenses all deferred compensation in the year earned, even if it is not yet vested.  As of December 31, 2007 all balances are vested with the exception of the following unvested amounts:  Mr. Steinwert $215,187, Mr. Haley $561,999 and Mr. Smith $36,442.   See Post Termination Compensation on page 16 for details regarding unvested balances upon the occurrence of certain triggering events.

(2)  Includes voluntary deferrals of  earned salary or annual bonus under the Company’s Deferred Compensation Plan. See plan description on page 16, which details the types of compensation deferred, measures of calculating plan earnings and terms of payouts, withdrawals and other distributions. Current year contributions are included in the Summary Compensation Table (see footnote 1).  All previous years' contributions were reported in previous years’ Summary Compensation Tables.

(3)  Includes Company contributions under the Company’s Indexed Retirement, Deferred Bonus and Executive Retention Plans.  See plan descriptions on pages 14 through 16 which detail the types of compensation deferred, measures of calculating plan earnings and terms of payouts, withdrawals and other distributions.  All previous contributions were reported in previous years’ Summary Compensation Tables.

(4)  All balances are held in a Master Trust.  Investment of vested balances is self directed by each participant according to their own risk profile, with no guarantees of principal provided by the Company.  Previous years’ earnings were reported in previous years’ Summary Compensation Tables beginning in 2006.

(5)  Represents the cumulative amount of the current and all previous years' contributions and earnings. All previous years' contributions and earnings were individually reported in previous years’ Summary Compensation Tables.

2007 ALL OTHER COMPENSATION TABLE

Name	Year	(1) Personal Use of Company Car ($)	(2) Tax Reimbursements ($)	Insurance Premiums ($)	Club Dues ($)	(3) Company Contributions to Non-Qualified Retirement Plans ($)	(4) Company Contributions to Retirement & 401(k) Plans ($)	Total ($)
Kent A. Steinwert	2007	$4,183	$10,104	$1,580	$3,678	$290,121	$26,779	$336,445
	2006	$1,754	$15,029	$859	$3,558	$207,048	$27,018	$255,266
	2005	$1,809	$12,974	$847	$3,558	$187,288	$25,674	$232,150

Stephen W. Haley	2007	$-	$9,849	$704	$-	$140,484	$26,779	$177,816
	2006	$-	$8,226	$690	$-	$116,862	$27,018	$152,796
	2005	$-	$6,960	$690	$-	$107,275	$25,674	$140,599

Richard S. Erichson	2007	$-	$7,748	$1,565	$309	$145,607	$26,779	$182,007
	2006	$4,768	$12,796	$1,564	$-	$119,397	$27,018	$165,543
	2005	$5,943	$12,466	$1,564	$-	$108,443	$25,674	$154,090

Deborah E. Hodkin	2007	$6,282	$3,272	$540	$-	$104,166	$26,779	$141,039
	2006	$6,193	$4,004	$360	$-	$74,979	$27,018	$112,554
	2005	$6,452	$3,556	$360	$-	$67,494	$25,674	$103,536

Kenneth W. Smith	2007	$3,449	$3,199	$555	$-	$103,962	$26,779	$137,944
	2006	$2,931	$3,830	$555	$-	$62,480	$27,018	$96,814
	2005	$3,309	$3,298	$555	$-	$56,255	$25,674	$89,091

(1)  Certain executives receive a car allowance as opposed to the use of a company car.  Those amounts are included in Salary in the Summary Compensation Table.

(2)  Represent tax gross-up payments to reimburse executive for split-dollar life insurance premiums under the Company’s BOLI program.  See Indexed Retirement Plan and Bank-Owned Life Insurance plan description on page 14.

(3)  Includes Indexed Retirement Plan contributions for the current year and earnings generated from investing prior year balances.  See Nonqualified Deferred Compensation Table for additional details.

(4)  Includes contributions to the Company’s Profit Sharing Plan.  See plan description on page 13.

V –	AUDIT RELATED MATTERS

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees relevant accounting, risk assessment, risk management and regulatory matters.  It meets with the Bank’s and the Company’s internal auditors and the independent auditors to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control and disclosure functions.  After reviewing the independent auditor’s qualifications, partner rotation and independence, the Audit Committee also makes an annual decision regarding selection of the independent auditors. In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning recommendations and required corrective action.

The Audit Committee reports regularly to the Boards of Directors of the Bank and the Company and has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants as it deems appropriate and necessary to perform its duties.

In performing its functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In connection with the December 31, 2007 financial statements of the Company, the Audit Committee:  (1) reviewed and discussed the audited financial statements with management and the independent auditors; (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61; and (3) received and discussed with the independent auditors the matters required by Independence Standards Board Statement No. 1.  The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.  Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007.

The Board of Directors has approved a written charter of the Audit Committee which was included in the 2007 proxy statement.

Respectfully submitted,

/s/ Kevin Sanguinetti

Kevin Sanguinetti, Chairman
Edward Corum, Jr.
Ralph Burlington

Audit Fees

The aggregate fees billed by Perry-Smith LLP for performance of the audit and review of the Company’s quarterly and annual financial statements for fiscal year 2006 were $170,900 and fiscal year 2007 were $177,740.

Audit-Related Fees

The aggregate fees billed by Perry-Smith LLP for services that were reasonably related to the performance of the audit and review of the Company’s quarterly and annual financial statements for fiscal year 2006 were $17,240 and fiscal year 2007 were $19,500.

Tax Fees

The aggregate fees billed by Perry-Smith LLP for professional services for tax compliance, tax advice and tax planning for fiscal year 2006 were $26,200 and 2007 were $26,800.

All Other Fees

There were no other fees billed by Perry-Smith LLP in 2006 or 2007.

Pre-approval of Services by the Company’s External Auditor

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s external auditor.  The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its independent auditor and consider, and if appropriate, pre-approve the provision of certain defined audit and non-audit services.  The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members.  The member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting.  The Audit Committee will regularly review summary reports detailing all services being provided by its external auditor.

VI –	OTHER INFORMATION

Annual Report

Together with this proxy statement, Farmers & Merchants Bancorp has distributed to each of its stockholders an Annual Report for the year ended December 31, 2007.  The annual report contains the consolidated financial statements of the Company and the unqualified report thereon of Perry-Smith LLP, the Company’s independent public accountants for 2006 and 2007.

Upon written request by any person entitled to vote at the meeting, addressed to Stephen W. Haley, Secretary of the Company, at 111 West Pine Street, Lodi, CA 95240-2184, we will provide, without charge, a copy of the Company’s 2007 Annual Report, including the financial statements and the schedules thereto filed with the Securities and Exchange Commission.  You can also obtain a copy of the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission through the F&M Bank website.  The website address is http://www.fmbonline.com.  The link to the Securities and Exchange Commission is on the About F&M Bank page.

Stockholder Proposals, Nominations and Notices

Under the Rules of the Securities and Exchange Commission, if a stockholder intends to include a proposal in the Company’s proxy statement and form of proxy for presentation at the Company’s 2009 Annual Meeting of Stockholders, the proposal must be received by the Company at its principal executive offices by December 19, 2008.  In addition to these advance notice requirements, there are other requirements that a stockholder must meet in order to have a proposal included in the Company’s proxy statement under the rules of the Securities and Exchange Commission.

In addition, Article III, Section 3.4 of the By-Laws of the Company provides a procedure for nomination for election of members of the Board of Directors of the Company.  Nominations for election to the Board of Directors may be made by the Board of Directors or by any holder of any outstanding class of capital stock of the Company entitled to vote for the election of Directors.  Nominations, other than those made by the Board of Directors, shall be made by notification in writing delivered or mailed to the President of the Company not less than thirty (30) days or more than sixty (60) days prior to any meeting of stockholders called for election of Directors, provided, however, that if less than twenty-one (21) days notice of the meeting is given to stockholders, such nomination shall be mailed or delivered to the President of the Company not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed.  If the Company’s 2009 Annual Meeting of Stockholders is held on the third Monday of May (as it will be in 2008), any stockholder nomination, to be timely, must be received by the Company not later than April 18, 2009 and not earlier than March 19, 2009.  Notification must contain certain information as to each proposed nominee and as to each person acting alone or in conjunction with one or more persons, in making such nomination or in organizing, directing or financing such nomination.  The Chairman of the meeting may, in his or her discretion, determine and declare to the meeting that a nomination not made in accordance with the foregoing procedure shall be disregarded.  A copy of the By-Laws of the Company can be obtained by written request to the Secretary of the Company, Stephen W. Haley, 111 West Pine Street, Lodi, CA 95240-2184.

Pursuant to Article II, Section 2.6 of the Company’s By-Laws, in order for other business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company and must have been a stockholder of record at the time such notice is given.  To be timely, a stockholder’s notice shall be delivered to or mailed (by United States registered mail, return receipt requested) and received at the principal executive offices of the Company not less than seventy (70) days nor more than ninety (90) days prior to the first anniversary date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days, or delayed by more than seventy (70) days, from such anniversary date, notice by a stockholder to be timely must be so delivered or mailed (by U.S. registered mail, return receipt requested) and received not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the seventieth (70th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.  Notice of any stockholder proposal by a stockholder to properly bring business before the 2009 annual meeting, to be timely, must be received by the Company no later than March 10, 2009, and no earlier than February 18, 2009.  Such stockholder’s notice to the Secretary must contain certain additional information, which is more particularly described in Article II, Section 2.6 of the Company’s By-Laws.  No business shall be conducted at an annual meeting of stockholders unless proposed in accordance with the foregoing procedures.  The Chairman of the meeting shall, if the factors warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedure and such business shall not be transacted.

Other Matters

The Management and Directors of the Company are not aware of any other matters to be presented for consideration at the meeting to be held on May 19, 2008 or any adjournments or postponements thereof.  If any other matters should properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best business judgment, pursuant to the discretionary authority granted therein.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Stephen W. Haley

Stephen W. Haley
Secretary